SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                         __________

                          FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  January 30,
1996


                        RECOTON CORPORATION


    (Exact name of registrant as specified in charter)


    New York                  0-5860            11-1771737


(State or other jurisdic-  (Commission     (IRS Employer
 tion of incorporation)     File Number)    Identification No.)


         2950 Lake Emma Road, Lake Mary, Florida   32746


    (Address of principal executive offices, including Zip Code)




Registrant's telephone number, including area code:
407-333-8900


                                N.A.


    (Former name or former address, if changed since last report)

Item 5.  Other Events.

On January 3, 1996, International Jensen Incorporated ("IJI") and Recoton Corporation ("Recoton") jointly announced that Recoton had agreed to acquire IJI pursuant to an Agreement and Plan of Merger ("Merger Agreement"). On January 30, 1996, the Merger Agreement was amended and restated (the "Amended and Restated Merger Agreement") and this Form 8-K is being made for the purpose of filing the Amended and Restated Merger Agreement which is included herewith as Exhibit 2.1.

The Amended and Restated Merger Agreement provides holders of IJI common stock with the right to elect to receive cash for some or all of such IJI shares and/or to elect to receive Recoton common shares for some or all of such IJI shares, subject in each case to pro rata adjustments if either the cash or stock elections are oversubscribed. The Merger Agreement as written prior to the amendment provided that IJI shareholders had to elect either all cash or all Recoton common shares, subject in each case to pro rata adjustments if either the cash or stock elections were oversubscribed. The Amended and Restated Merger Agreement also provides for certain other non-substantive changes primarily relating to procedures for the conversion and/or exchange of IJI common stock.

Item 7(c).  Exhibits.

Exhibit 2.1 Amended and Restated Agreement and Plan of Merger among Recoton Corporation, RC Acquisition Sub, Inc.
             and International Jensen Incorporated dated as of January 3, 1996.

                        SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         RECOTON CORPORATION


                         By: /s/ Joseph H. Massot
                             Name:  Joseph H. Massot
                             Title: Vice President &
                                        Treasurer


Dated:  February 8, 1996

                     INDEX TO EXHIBITS


EXHIBIT   DESCRIPTION

2.1 Amended and Restated Agreement and Plan of Merger among Recoton Corporation, RC Acquisition Sub, Inc.
          and International Jensen Incorporated dated as of January 3, 1996.